EXHIBIT 23

                                                        As of August 25, 1996


                           LIBERTY MEDIA CORPORATION
                     8101 East Prentice Avenue, Suite 500
                           Englewood, Colorado 80111


Mr. Barry Diller
1940 Coldwater Canyon
Beverly Hills, California 90210

Dear Sir:

          Reference is made to the agreement between Liberty Media Corporation ("Liberty" and formerly "Rockies") and Barry Diller ("Diller" and formerly "Lasorda" or "Dodgers"), dated as of August 24, 1995 (including the related term sheet included therein, the "August Agreement" which, in the event that a definitive stockholders agreement is not executed by the parties shall, together with this letter agreement (this "Agreement") constitute the "Silver Stockholders Agreement"), relating to the securities of Silver King Communications, Inc. ("Silver"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the August Agreement. The obligations of the parties contained herein are subject to the receipt of any required approvals of the Boards of Directors of Silver and/or Home Shopping Network, Inc. ("HSN"), for purposes of Section 203 of the Delaware General Corporation Law.

          1.     HSN Merger Agreement.
                 --------------------

          (a) Simultaneous with the execution of this Agreement, a newly formed direct wholly owned subsidiary of Silver ("Silver Sub"), HSN and Liberty HSN, Inc. ("Liberty HSN") are entering into the merger agreement attached to this Agreement as Exhibit A (such agreement, including the schedules and exhibits thereto, the "Merger Agreement"). The Merger Agreement provides among other things that Silver Sub will merge with and into HSN (the "Merger"), with the result that HSN, as the surviving corporation in the Merger (the "Surviving Corporation"), would become a subsidiary of Silver. Silver Sub shall have an equity capital structure identical to that of HSN prior to the merger, in that the shares of Silver Sub common stock ("Silver Sub Common") will have the same rights, designations and preferences as the common stock of HSN (the "HSN Common Stock") and the Silver Sub Class B common stock ("Silver Sub Class B") will have the same rights, designations and preferences as the Class B common stock of HSN (the "HSN Class B Common Stock"). In the Merger:
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               (i)    Each outstanding share of HSN Common Stock (other than
                      shares held by Silver Sub) would be converted into the right to receive 0.45 of a share of Silver Common Stock (the "Common Exchange Ratio").

               (ii) The 19,260,859 shares of HSN Class B Common Stock held by Liberty HSN (the Liberty Initial Class B Shares"), following the exchange referred to in clause (iii) below, would be converted into the right of Liberty HSN, as the holder of the Liberty Initial Class B Shares as of the time of the Merger (or any wholly owned subsidiary of Liberty HSN to which the Contingent Right (as defined below) is assigned), to receive an aggregate of 10,400,863 shares of Silver Class B Stock (such number, the "Aggregate Class B Amount") (which number shall be subject to adjustment immediately prior to the Merger in accordance with Section 2(f) of the Merger Agreement) plus cash in lieu of fractional shares as provided in the Merger Agreement. At the Effective Time (as defined in the Merger Agreement) of the Merger, 7,756,564 shares of Silver Class B Common Stock shall be issued to Liberty HSN (the "Initial Merger Class B Amount"). Immediately following the Effective Time, Silver will be obligated to issue to Liberty HSN (or any wholly owned subsidiary to which it has assigned the Contingent Right) an aggregate of 2,644,299 shares of Silver Class B Common Stock (such amount, the "Initial Contingent Class B Amount") upon the occurrence of certain contingencies set forth in Exhibit A to the Merger Agreement, together with such additional number of shares of Silver Class B Common Stock as may be required in order to fulfill its obligation with respect to the issuance of Extra Shares (as defined in Exhibit A to the Merger Agreement) in such Exhibit A. Liberty HSN's right following the Merger to receive shares of Silver Class B Common Stock in accordance with the terms and conditions set forth in Exhibit A to the Merger Agreement is hereinafter referred to as the "Contingent Right," and the shares issuable to it upon the satisfaction of the contingencies set forth in Exhibit A to the Merger Agreement are hereinafter referred to as the "Contingent Silver Shares."

               (iii) The Merger Agreement provides that (A) immediately prior to, but conditioned upon the consummation of the Merger, Liberty HSN will exchange (the "Merger Exchange") (1) the 17,566,702 shares of HSN Common Stock held by the Liberty Stockholder Group (the "Liberty HSN Common Shares") for an equal number of shares of Silver Sub Common and (2) the 739,141 shares of HSN Class B Common Stock

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

                      held by the Liberty Stockholder Group (the "Liberty HSN B Shares") for an equal number of shares of Silver Sub Class B (with the result that at the time of the Merger, the total number of outstanding shares of Silver Sub Common and Silver Sub Class B shall be equal to the number of outstanding shares of HSN Common Stock and HSN Class B Common Stock immediately prior to the Merger, with Silver owning a number of shares of Silver Sub Common and Silver Sub Class B equal to the number of shares of HSN Common Stock not held by the Liberty Stockholder Group and the number of Liberty Initial Class B Shares, respectively, and Liberty HSN owning all other outstanding equity securities of Silver Sub (and Silver Sub shall have no other outstanding securities)), and (B) in the Merger, each outstanding share of Silver Sub Common shall be converted into one share of common stock of the Surviving Corporation ("Surviving Common") and each outstanding share of Silver Sub Class B shall be converted into one share of Class B common stock of the Surviving Corporation ("Surviving Class B Stock"), with the shares of Surviving Common and Surviving Class B Stock having the same rights, designations and preferences as the Silver Sub Common Stock and Silver Sub Class B, respectively.

               (iv) To the extent that at the time of the Merger Exchange and the Merger the Liberty Stockholder Group would be permitted in accordance with the FCC Regulations (as defined below) (and taking into account the Silver Securities then beneficially owned by it) to own, directly or, through a BDTV Entity (as defined below), indirectly, a greater number of shares of Silver than the Initial Merger Class B Amount, then such number of additional Silver Securities shall also become issuable to the Liberty Stockholder Group upon consummation of the Merger (such shares, the "Additional Merger Shares"). The Additional Merger Shares shall be issued to the Liberty Stockholder Group in the Merger and upon issuance, shall be applied first to reduce the Initial Contingent Class B Amount on a share for share basis until such time as the Initial Contingent Class B Amount is equal to zero (and, in the event the Initial Contingent Class B Amount is reduced to zero through the issuance of Additional Merger Shares, Silver's obligation to issue Contingent Silver Shares in connection with the Contingent Right shall be terminated). In the event that the Initial Contingent Class B Amount is reduced to zero and there remain Additional Merger Shares issuable at the time of the Merger, such remaining Additional Merger Shares shall be issued to the Liberty Stockholder Group and upon issuance shall be applied to reduce on a share for share basis (A) first, to the obligation of Liberty HSN and Silver Sub to exchange the Liberty HSN B Shares for shares of Silver Sub Class B and
                      (B) then, to the extent that there are any remaining Additional Merger Shares to be issued, to the obligation of Liberty HSN and Silver Sub to exchange Liberty HSN Common Shares for shares of Silver Sub Common, with the result that the Liberty HSN Class B Shares and Liberty HSN Common Shares not so exchanged would be converted into Silver Class B Stock and Silver Common Stock, respectively, in the Merger, and the respective obligations of the parties referred to in clauses (i) through (iii) above would be adjusted to reflect the issuance of such Additional Merger Shares.

               (v) Subject to the condition that the contribution thereto would be tax free, all Additional Merger Shares would be issued to the Liberty Stockholder Group and contributed to a BDTV Entity in connection with the Merger. As used herein, the term "BDTV Entity" shall mean any corporation, partnership, limited liability company or other business association having a capital structure and governance rights substantially similar to that of BDTV, Inc. ("BDTV", which is the corporation referred to as "Silver Company" in the August Agreement), except that (i) for purposes of determining whether Liberty is permitted to transfer the Silver Securities held by any such BDTV Entity, such BDTV Entity shall be deemed to be a member of the Liberty Stockholder Group and the restrictions on transfers of interests in the Silver Company set forth opposite the caption "I. Silver Company Arrangements -- Transfers of Interests" in the August Agreement shall not be applicable to Liberty (subject, however, to the other restrictions on transfer of Silver Securities set forth herein and in the August Agreement, including the Right of First Refusal) and (ii) in connection with any proposed sale by Liberty HSN of the Silver Securities held by such BDTV Entity (or its equity interest in such BDTV Entity), Liberty shall be entitled to purchase Diller's entire interest in such BDTV Entity for an amount in cash equal to the Dodgers Interest Purchase Price or, at its election, require Diller to sell its interest in such BDTV Entity to any such transferee for a pro rata portion of the consideration to be paid by the applicable transferee in such transaction; provided, however, that the term
                                           --------  -------
                      "BDTV Entity" shall not be deemed to include BDTV or BDTV II (as defined below). The term "FCC Regulations" shall mean, collectively, all federal communications statutes, and all rules, regulations, orders, decrees and policies (including the FCC's

                      Memorandum Opinion and Order released March 11, 1996 (the "FCC March Order") and its Memorandum Opinion and Order released June 14, 1996 (the "FCC June Order", and together with the FCC March Order, the "FCC Orders")) of the FCC, and any interpretations or waivers thereof or modifications thereto.

               (vi) If as a result of any issuance of Contingent Silver Shares to Liberty HSN, Liberty HSN would otherwise own shares of Silver Class B Common Stock (other than any such shares held by BDTV or BDTV II or, to the extent Liberty HSN is not deemed to have an "attributable interest" therein, a BDTV Entity) which would represent an "attributable interest" in Silver under applicable FCC Regulations), (i) Liberty HSN would contribute to a BDTV Entity all such Contingent Silver Shares in exchange for non-voting equity securities of such BDTV Entity (in an amount based on the market price of the Silver Common Stock as of the date of such contribution) and (ii) Diller would contribute to such BDTV Entity a number of whole shares of Silver Common Stock equal to (A) $100, divided by (B) the market price of the Silver Common Stock as of the date of such contribution, rounded up to the nearest whole number; provided, that (i) for purposes of determining whether Liberty is permitted to transfer the Silver Securities held by such BDTV Entity, such BDTV Entity shall be deemed to be a member of the Liberty Stockholder Group and the restrictions on transfers of interests in BDTV set forth in the August Agreement shall not apply to Liberty (subject, however, to the other restrictions on transfer of Silver Securities set forth herein and in the August Agreement, including the Right of First Refusal) and (ii) in connection with any proposed sale by Liberty HSN of the Silver Securities held by such BDTV Entity (or its equity interest in such BDTV Entity), Liberty shall be entitled to purchase Diller's entire interest in such BDTV Entity for an amount in cash equal to the Dodgers Interest Purchase Price or, at its election, require Diller to sell its interest in such BDTV Entity to any such transferee for a pro rata portion of the consideration to be paid by the applicable transferee in such transaction.

          (b) Consummation of the Merger will also be conditioned upon Silver and Liberty HSN entering into a definitive exchange agreement having the terms and conditions set forth in Exhibit C to the Merger Agreement (the "Exchange Agreement"), and otherwise in form and substance reasonably satisfactory to the parties to the Merger Agreement, pursuant to which the Liberty Stockholder Group (or any transferee permitted under the August

               Agreement, treating the Exchange Securities (as defined in Exhibit C to the Merger Agreement) as though they were Silver Securities) would have the right to exchange from time to time a number of shares of Surviving Common or Surviving Class B Stock (with the holder entitled to elect the class of Surviving Corporation stock to be so exchanged) received by the Liberty Stockholder Group in connection with the Merger (such shares issued to the Liberty Stockholder Group, the "Liberty Surviving Common" and the "Liberty Surviving Class B", respectively, in each case including any other securities or rights for which such shares of Liberty Surviving Common or Liberty Surviving Class B, as the case may be, are exchanged or into which such shares are converted prior to the exchange of such shares for Silver Securities), for shares of Silver Common Stock and Silver Class B Stock, with each share of Liberty Surviving Common being exchangeable into a number of shares of Silver Common Stock equal to the Common Exchange Ratio and each share of Liberty Surviving Class B being exchangeable into a number of shares of Silver Class B Stock equal to the Class B Exchange Ratio, in each case subject to adjustment upon certain events affecting Silver.

               In the event that a holder of Exchange Securities would be entitled to hold directly shares of Silver Class B Common Stock issuable upon an exchange of shares of Liberty Surviving Class B but for the limitations imposed by the FCC Regulations relating to a person's aggregate voting power in Silver, and if such person would, under the FCC Regulations, be permitted to hold directly a number of shares of Silver Common Stock equal to the number of shares of Silver Class B Stock so issuable, then in connection with such exchange, such holder will be required to offer to exchange such shares of Silver Class B Stock so receivable by it for Silver Common Stock owned by the Diller Stockholder Group and, if Diller does not accept such offer to exchange, or if such exchange with the Diller Stockholder Group cannot be accomplished on a tax-free basis (and the exchange of such Exchange Securities for Silver Securities would not otherwise be taxable), then such holder shall be entitled to exchange such Exchange Securities for shares of Silver Class B Stock and thereafter convert such shares of Silver Class B Stock into shares of Silver Common Stock.

               Nothing in this Agreement shall obligate Liberty HSN to contribute any Silver Securities received pursuant to the Exchange Agreement to a BDTV Entity.

          (c) Promptly following the Merger in a transaction complying with the requirements of Section 351 of the Code or in an otherwise tax-free transaction, (i) Liberty will contribute the Initial Merger Class B Amount of shares of Silver Class B Common Stock issued to Liberty at the time of the Merger (other than any Additional Merger Shares) to a corporation ("BDTV II") having a charter and bylaws substantially equivalent to the charter and bylaws of BDTV as in effect on the date hereof (or, in the event the FCC Regulations would permit such Silver Securities to be held by a partnership, limited liability company or other entity, such entity as the parties may mutually agree), in exchange for a number of shares of Class B Common Stock of BDTV II based upon the market price of the shares of Silver Class B Stock contributed to BDTV II by the Liberty Stockholder Group and (ii) Diller will contribute to BDTV II a number of whole shares of Silver Common Stock equal to (A) $100 divided by (B) the market price of the Silver Common Stock as of the date of contribution, rounded up to the nearest whole number, in exchange for one share of Class A Common Stock of BDTV II. At all times following such contribution for purposes of this Agreement and the August Agreement the term "Silver Company" or "BDTV," as the case may be, shall be deemed to refer to BDTV and BDTV II, collectively. The respective rights and obligations of Liberty (and its Stockholder Group) and Diller (and his Stockholder Group) with respect to each of BDTV and BDTV II and the outstanding equity securities of both BDTV and BDTV II shall be as provided in the August Agreement with respect to "Silver Company", including, subject to paragraph 2(c) below, the provisions set forth in the August Agreement under the caption "I. Silver Company Arrangements--Transfers of Interests."

          2.   Restructuring Transaction.  (a)  At any time following the
               -------------------------
               consummation of the Merger that Liberty or Liberty HSN is no longer a subsidiary of Tele-Communications, Inc. (and provided that a Change in Law has not theretofore otherwise occurred), Liberty may request by written notice to Diller and Silver that Diller use all reasonable efforts to take, and, subject to any applicable fiduciary duties of Diller, as a director or officer of Silver, to the stockholders of Silver, use all reasonable efforts to cause Silver to take, such actions as may be reasonably necessary, including, but not limited to, to file any required applications with the FCC and any other governmental or regulatory agency, to obtain any required FCC or other governmental or regulatory consents and approvals, and to undertake any restructuring of Silver's assets, liabilities and businesses, in order that Liberty or Liberty HSN, as the case may be, would (subject to its obligations under the August Agreement, this Agreement and the Silver Stockholders Agreement) be permitted to exercise full ownership rights (including voting rights) with respect to the Silver Securities owned by it (including its pro rata interest in any Silver Securities held by the Silver Company or a BDTV Entity) (such action or transaction resulting from the foregoing, a "Restructuring Transaction").

          (b) Simultaneously with or immediately following the consummation of the Restructuring Transaction, Liberty or its designee shall be required to purchase (and Diller will be required to sell) Diller's entire equity interest in the Silver Company and each BDTV Entity for an amount equal to the applicable Dodgers Interest Purchase Price.

          (c) If a Restructuring Transaction has not occurred within 365 days following the notice referred to in paragraph 2(a) (or, if earlier, such time as Liberty reasonably determines, after consultation with Diller, that Diller has ceased to use his reasonable efforts to consummate a Restructuring Transaction as required by this Section 2), and a Change in Law has not otherwise occurred by such date, then notwithstanding the restrictions on transfer of the Silver Securities described under the caption "Transfers of Silver Securities" in the August Agreement, the Liberty Stockholder Group will be entitled to sell any and all of its Silver Securities (including its entire equity interest in the Silver Company or any BDTV Entity, or any Exchange Securities or Silver Securities receivable pursuant to the Exchange Agreement, but not any direct sale of Contingent Silver Shares issuable pursuant to the Contingent Right), subject only to (i) Diller's Right of First Refusal (as defined below),
               (ii) Liberty's obligation to exchange shares of Silver Class B Stock so proposed to be sold for shares of Silver Common Stock owned by the Diller Stockholder Group pursuant to the paragraph of the August Agreement entitled "Share Exchange" (but without regard to the limitation in the last sentence thereof), (iii) Liberty's further obligation to convert shares of Silver Class B Stock (or Surviving Class B Stock) into shares of Silver Common Stock (or Surviving Common) prior to or simultaneous with such a sale (other than to a member of the Diller Stockholder Group), and (iv) Diller's Special Purchase Right (as defined below). Such person or entity (other than a member of the Diller Stockholder Group) shall acquire such Silver Securities and/or interest in the Silver Company or such BDTV Entity free and clear of any rights or obligations under the August Agreement, this Agreement or the Silver Stockholders Agreement; provided, that such person or entity shall be entitled to such reasonable demand and incidental registration rights with respect to its Silver Securities (including those shares represented by its interest in the Silver Company or a BDTV Entity) as was the Liberty Stockholder Group under the August Agreement and/or the Silver Stockholders Agreement or this Agreement prior to such sale. Except as specifically provided in this paragraph, the sale by the Liberty Stockholder Group permitted herein will not otherwise alter the rights and obligations of the parties set forth in the August Agreement (as amended by this Agreement).

Right of First
Refusal and
Special
Purchase
Right The term "Right of First Refusal" shall mean (for purposes of this Agreement and for purposes of the right of first refusal referred to in the August Agreement under the caption "Transfers of Silver Securities") the right of a Stockholder (which shall be assignable) to acquire all, but not less than all, of the securities proposed to be sold by the other Stockholder in a transaction having terms (including (except pursuant to the Special Purchase Right) net economic terms) and conditions no less favorable in the aggregate to the selling Stockholder than those of the transaction pursuant to which it intends to sell such securities.

               In the event that (x) a Stockholder proposes to sell Silver Securities in a transaction in which the other Stockholder would have the right to exercise its Right of First Refusal to purchase all, but not less than all, of such shares to be sold, and (y) after giving effect to such sale and the requirement that the selling Stockholder convert all shares of Silver Class B Stock into Silver Common Stock upon such sale, the other Stockholder Group's beneficial ownership of Silver Securities would represent less than 50.1% of the outstanding voting power of the Silver Securities on a fully diluted basis, then subject to the satisfaction of the conditions set forth herein, a Stockholder shall have the right (the "Special Purchase Right") to purchase from such selling Stockholder such minimum number of Silver Securities (giving effect to the voting power thereof) as is required in order to result in the aggregate voting power of the Silver Securities beneficially owned or whose voting power is controlled by such Stockholder Group being equal to 50.1% of the voting power of the outstanding Silver Securities on a fully diluted basis. A Stockholder's right to exercise the Special Purchase Right shall be subject to the condition that such Stockholder shall have (x) exercised all options, warrants, convertible securities and other rights to acquire Silver Securities as are beneficially owned by it and which are then (or will become prior to such sale) exercisable, and (y) exchanged with the other Stockholder all shares of Silver Common Stock beneficially owned by it for shares of Silver Class B Stock owned by the other Stockholder (to the extent such Stockholder owns shares of Silver Class B Stock), or in each case, made arrangements reasonably satisfactory to the other Stockholder in respect of such exercise, conversion or exchange (which will occur simultaneously with the purchasing Stockholder's purchase from the other Stockholder).

               The purchase price for Silver Securities in connection with the exercise of the Special Purchase Right or the Right of First Refusal shall be equal to the price per share of Silver Securities to be paid to the selling Stockholder in the proposed transaction (as it may be adjusted in order to determine the net economic value thereof other than in the case of the Special Purchase Right). In the event that the consideration payable to a Stockholder in a proposed transaction consists of securities, the purchase price per share shall equal the fair market value of such securities divided by the number of shares of Silver Securities to be sold. Such fair market value shall be the market price of any publicly traded security and, if such security is not publicly traded, the fair market value shall equal the Appraised Value. A Stockholder (or its assignee) shall pay such purchase price in cash or by the delivery of marketable securities having an aggregate fair market value equal to such purchase price; provided that if the securities to be so
                               --------
               delivered by a Stockholder (or its assignee) would not, in the other Stockholder's possession, have at least the same general degree of liquidity as the securities the other Stockholder was to receive in such proposed transaction (determined by reference to the other Stockholder's ability to dispose of such securities (including, without limitation, the trading volume of such securities and the other Stockholder's percentage ownership of the issuer of such securities)), then the purchasing Stockholder shall be required to deliver securities having an Appraised Value equal to such purchase price. In the event the purchasing Stockholder delivers securities in payment of such purchase price, the purchasing Stockholder agrees to provide the other Stockholder with registration rights related thereto (if, in the other transaction, the selling Stockholder would have received registered securities or registration rights). Each Stockholder agrees to use its commercially reasonable efforts to preserve to the other Stockholder, to the extent possible (except in the case of a Right of First Refusal where it is a condition thereto that such tax benefits be included in determining the net economic value of an offer pursuant to such right), the tax benefits available to it in such proposed transaction, and to otherwise seek to structure such transaction in the most tax efficient method available. Notwithstanding the foregoing, in the event that the purchasing Stockholder pays the purchase price for Silver Securities purchased pursuant to the Right of First Refusal or the Special Purchase Right in securities, such securities must be securities that the other Stockholder is permitted to own under applicable FCC Regulations.

               Notwithstanding anything herein or in the August Agreement, Liberty HSN's sale on or after the third anniversary of the Merger of the Approved Shares (as defined in Exhibit A to the Merger Agreement) in an offering of Silver Common Stock registered under the Securities Act shall not be subject to the Right of First Refusal, the Special Purchase Right and Diller's right to exchange Silver Common Stock for shares of Silver Class B Stock, unless and to the extent such rights can be exercised without impairing Liberty's economic benefit therefrom or delaying any transaction relating to the Approved Shares. Subject to the foregoing, Liberty agrees to cooperate in good faith in the event Diller seeks to exercise such rights.

          3.   Management Structure.  The Silver Stockholders Agreement shall
               ---------------------
               provide that upon the earlier to occur of (x) the Restructuring Transaction (which will result in a Change in Law following the consummation thereof) and (y) a Change in Law (which the parties agree shall include, for purposes of this Agreement, the August Agreement, the Silver Stockholders Agreement, and the organizational documents of each of BDTV, BDTV II and any BDTV Entity, any change in law, rule or regulation, or change in the circumstances of any holder of shares of Silver Class B Common Stock (or Surviving Class B Stock) or of an interest in the Silver Company (or any BDTV Entity) or Silver (including, but not limited to, in the case of Liberty, a change in the ownership of a majority of the outstanding common stock of Liberty or Liberty
               HSN)) or any other event, the effect of which is or would be to permit Liberty or any holder of Liberty's interest in the Silver Company (or any BDTV Entity) to exercise ownership rights (including voting rights) with respect to the Silver Securities owned by it (including its pro rata portion of any Silver Securities held by the Silver Company or any BDTV Entity)), or which would otherwise result in the issuance to it of all Contingent Silver Shares and the exchange of all Exchange Securities, whether before or after the Merger, the management rights of the parties with respect to Silver shall be as follows:

               (i) Diller thereafter would be entitled to designate a mutually agreeable number of the members of the Board of Directors of Silver and Liberty would be entitled to designate the remainder of the directors of Silver (which number designated by Liberty shall, in any event, constitute a majority of the number of directors constituting the entire Silver Board of Directors). In the event that (A) any of Liberty's designees on the Silver Board of Directors vote in a manner different than Diller (or in the event that Diller is required to abstain from voting under applicable law, different than Diller's expressed preference) with respect to any matter voted upon by the Silver Board of Directors, and the outcome of such vote is inconsistent with Diller's vote (or such preference) solely as a result of such different vote by any of such designees of Liberty (except to the extent that such Liberty designees are required under applicable law to abstain from voting) or
                      (B) any member of the Liberty Stockholder Group votes any of its Silver Securities with respect to any matter presented for a vote of the stockholders of Silver in a manner inconsistent with the manner in which the Diller Stockholder Group votes Silver Securities and the outcome of such vote is inconsistent with the manner in which Diller has voted, solely as a result of such different vote by any such member of the Liberty Stockholder Group (including, except as set forth below, decisions relating to Diller's employment with Silver), in either case other than (w) as specifically provided for by this Agreement, the August Agreement or the Silver Stockholders Agreement (including, without limitation, a Class B Issuance (as defined below)), (x) any decision to terminate Diller's employment with Silver for Cause, (y) any decision relating to Diller's compensation by Silver or any of its subsidiaries (except as provided for by the Silver Term Sheet), or (z) any decision relating to a Fundamental Matter (any such vote contrary to Diller's vote on such preference other than as provided in clauses (w) (x), (y) and (z) above, a "Qualifying Disagreement"), then Diller shall be entitled to deliver notice of his election (a "Management Election") to exercise his management rights as a result of the occurrence of such Qualifying Disagreement in the manner and to the extent set forth below.

               (ii) Following a Management Election by Diller: (A) Diller shall be entitled to exercise his voting authority or authority to act by written consent over all Silver Securities then owned by each member of the Liberty Stockholder Group and the Diller Stockholder Group on all matters submitted to a vote of Silver stockholders, or by which Silver stockholders may act by written consent, pursuant to a conditional proxy (which proxy shall be valid until the first to occur of (x) such time as Diller ceases to be the Chairman of the Board and/or Chief Executive Officer and/or President of Silver or (y) such time as the Diller Stockholder Group ceases to hold its Eligible Stockholder Amount of Silver Securities) and shall be irrevocable and coupled with an interest for purposes of Section 212 of the DGCL), provided, that each
                                                            --------
                      Stockholder agrees, and agrees to cause each member of its Stockholder Group, to take or cause to be taken all reasonable actions required (1) for the election of a slate of directors of Silver, two of whom will be designated by Liberty and the remainder of whom will be designated by Diller, and (2) to prevent the taking of any action by Silver or its subsidiaries with respect to a Fundamental Matter without the consent of both Stockholders; and (B) subject to applicable law and fiduciary duties and except with respect to any Fundamental Matters or a Class B Issuance, any matter referred to in clause (x) or (y) of clause (i) above, and except as otherwise specifically provided by this Agreement, the August Agreement or the Silver Stockholder Agreement, Liberty shall be required to use its reasonable best efforts to cause its designees on the Silver Board of Directors to vote with respect to any matter presented to a vote of the Silver Board of Directors in the same manner as Diller (or in the event that Diller is required to abstain from voting under applicable law, in the same manner as Diller's expressed preference), except to the extent that such Liberty designees are required under applicable law to abstain from voting.

               (iii) Diller shall cease to be entitled to exercise any rights under this Agreement, the August Agreement or the Silver Stockholders Agreement with respect to the matters set forth in this Section 3 upon the occurrence of any of the following: (x) Diller is no longer Chairman of the Board and/or Chief Executive Officer and/or President of Silver and (y) the Diller Stockholder Group ceases to own its Eligible Stockholder Amount of Silver Securities. Liberty and Diller agree that, for purposes of determining Liberty's Eligible Stockholder Amount the number of shares of Silver Common Stock held by the Liberty Stockholder Group shall be deemed to include that number of Silver Securities then issuable to Liberty HSN pursuant to the Contingent Right or to a member of the Liberty Stockholder Group pursuant to the HSN Exchange Agreement, in addition to the Liberty Stockholder Group's pro rata interest in the Silver Securities held by Silver Company or a BDTV Entity.

               (iv) Each of Liberty and Diller agrees, and agrees to cause each member of its Stockholder Group, to take all reasonable actions required (including to vote or execute a written consent with respect to the Silver Securities held by Silver Company or any BDTV Entity) in order to give effect to the provisions of this Section 3. In this connection, (A) following the earlier to occur of the events specified in clauses (x) and (y) of the introductory paragraph of this Section 3, if so requested by Liberty, all representatives of Diller and/or the Diller Stockholder Group on the Silver Board of Directors shall immediately resign (other than the representative(s) to be designated by Diller pursuant to clause (i) of this
                      Section 3) and (B) following a Management Election, if so requested by Diller, all representatives of Liberty on the Silver Board of Directors shall resign immediately (other than two persons designated by Liberty).

               (v) Notwithstanding the provisions of any Fundamental Matter and except as otherwise provided herein, in the Merger Agreement and the Exchange Agreement, each Stockholder agrees, and agrees to cause each member of its Stockholder Group, to take or cause to be taken all reasonable actions required (including to vote or execute a written consent with respect to the Silver Securities held by Silver Company or a BDTV Entity) to prevent the taking by Silver of any action with respect to any issuance or proposed issuance of any shares of Silver Class B Common Stock (or any rights or other securities exercisable or exchangeable for, or convertible into, such shares), or the entering into of any agreement, arrangement or understanding with respect to any such issuance or proposed issuance, except as specifically provided in this Agreement (such issuance, a "Class B Issuance").

          4.   Fundamental Matters.  Upon the consummation of the Merger, the
               -------------------
               indicated paragraphs of the definition of the term "Fundamental Matters" in the August Agreement shall be amended in their entirety to read as follows:

                      "(2) The acquisition, disposition (including pledges), directly or indirectly, by Silver or any of its subsidiaries, of any assets (including debt and/or equity securities) or business (by merger, consolidation or otherwise), the grant or issuance of any debt or equity securities of Silver or any of its subsidiaries, the redemption, repurchase or reacquisition of any debt or equity securities of Silver or any of its subsidiaries by Silver or any such subsidiary, or the incurrence of any indebtedness, or any combination of the foregoing, in any such case, in one transaction or any series of transactions in a six month period, with a value of 10% or more of the market value of Silver's outstanding equity securities at the time of such transaction, provided that the prepayment, redemption, repurchase or conversion of prepayable, callable, redeemable or convertible securities in accordance with the terms thereof shall not be a transaction subject to this paragraph (2)."

                      "(4) Engaging in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing or other businesses engaged in by HSN as of August 25, 1996."

          5.   Consent of Liberty and Diller Regarding Certain Transactions.
               ------------------------------------------------------------
               For purposes of the provisions of the August Agreement and this Agreement regarding Diller's Management Rights and Fundamental Matters, each of Liberty and Diller hereby consents and agrees to the taking of any action by any of Diller, the Silver Company or Silver, which action is reasonably necessary or appropriate to approve and consummate the transactions (including the related amendments to the Silver Certificate of Incorporation and other actions to be taken by the Silver stockholders) as may be contemplated by each of the Merger Agreement, the Exchange Agreement and the merger agreement among Silver, a wholly owned subsidiary of Silver and Savoy Pictures Entertainment, Inc. (the "SP Merger Agreement"); provided, however, that the applicable
                                       -------- --------
               parties shall not enter into, or permit any material amendment to, or waiver or modification of material rights or obligations under the SP Merger Agreement, as amended as of August 13, 1996, without the prior written consent of Liberty (which consent shall not be unreasonably withheld).

          6.   Termination of Merger Agreement and Exchange Agreement.  In
               ------------------------------------------------------
               connection with the execution and delivery of this Agreement, each of Diller and Liberty shall cause each of the Merger Agreement, dated as of November 27, 1995, among Silver Company, Liberty Program Investments, Inc. and Liberty HSN, and the Exchange Agreement, dated as of November 27, 1995, between Silver and Silver Company, to be terminated by the applicable parties thereto.

          7.   Reasonable Efforts.  Subject to the terms and conditions of the
               ------------------
               applicable agreements, each of Liberty and Diller agrees to use, and to cause each of its respective officers, directors, employees, affiliates and representatives to use, all reasonable efforts and take all reasonable actions required or necessary to consummate the transactions contemplated by this Agreement, the August Agreement, the Merger Agreement and the Exchange Agreement, and to cause the conditions to each of the respective parties' obligations to consummate the foregoing transactions to be satisfied.

          8.   Liabilities under the Federal Securities Laws.  The exercise of
               ---------------------------------------------
               any rights hereunder or under the August Agreement or the Silver Stockholders Agreement by any member of the Diller Stockholder Group or the Liberty Stockholder Group (and including in the case of the Liberty Stockholder

               Group, its exercise of rights relating to the Contingent Right and the Exchange Agreement) shall be subject to such reasonable delay as may be required to prevent the other Stockholder Group from incurring any liability under the federal securities laws and the parties agree to cooperate in good faith in respect thereof.

          9.   Miscellaneous.  This agreement shall be governed by and construed
               -------------
               in accordance with the laws of the State of New York applicable to agreements to be fully performed therein and without regard to principles of conflict of laws. This Agreement, together with the August Agreement, incorporates the entire understanding of the parties with respect to the subject matter herein and therein and supersedes all previous understandings, discussions, negotiations and agreements with respect to such subject matter. The August Agreement, as amended pursuant to the specific terms of this Agreement, is hereby ratified and confirmed in all respects; provided, however, (i) that in the event of any conflict between
               --------  -------
               the terms of this Agreement and the terms of the August Agreement, the terms of this Agreement shall be deemed to supersede the conflicting terms of the August Agreement and (ii) for purposes of the computation of any time periods set forth in the August Agreement (including any applicable time periods relating to or based upon the execution of the Silver Stockholders Agreement), such time periods shall be deemed to have commenced on August 24, 1995. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Except as otherwise provided herein, neither party may assign this Agreement without the prior written consent of the other party.

               In the event of any conflicts between the provisions of this Agreement and the Merger Agreement (including the Exhibits thereto), the provisions of the Merger Agreement shall control.

               Whenever it is necessary for purposes of this Agreement to determine whether an exchange is tax-free or taxable, such determination shall be made without regard to any interest imputed pursuant to Section 483 of the Code.

     If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this Agreement will, subject to the receipt of any required approvals of the Board of Directors of Silver or HSN referenced on the first paragraph of this letter, constitute a binding agreement between us.

                                            Very truly yours,

                                            LIBERTY MEDIA CORPORATION



                                            By:  /s/ Robert R. Bennett
                                               ------------------------------
                                               Name:  Robert R. Bennett
                                               Title: Executive Vice President


ACCEPTED AND AGREED
this 25 day of August, 1996


By: /s/ Barry Diller
   ------------------------
   Barry Diller